Exhibit 99.2

PIZZA INN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Year Ended
	June 27,	June 28,
REVENUES:	2010	2009

Food and supply sales	$33,945	$37,793
Franchise revenue	4,067	4,180
Restaurant sales	2,858	1,873
	40,870	43,846

COSTS AND EXPENSES:
Cost of sales	33,023	36,355
Franchise expenses	1,950	1,929
General and administrative expenses	3,449	3,217
Severance	-	68
Provision for bad debts	155	75
Litigation costs	-	263
Interest expense	62	57
	38,639	41,964

INCOME FROM CONTINUING
OPERATIONS BEFORE TAXES	2,231	1,882

Income tax expense	786	531

INCOME FROM
CONTINUING OPERATIONS	1,445	1,351
Loss from discontinued
operations, net of income tax benefit	(281)	(179)

NET INCOME	$1,164	$1,172

EARNINGS (LOSS) PER SHARE OF COMMON
STOCK - BASIC:
Income from continuing operations	$0.18	$0.16
Loss from discontinued operations	$(0.03)	$(0.02)
Net income	$0.15	$0.14

EARNINGS (LOSS) PER SHARE OF COMMON
STOCK - DILUTED:
Income from continuing operations	$0.18	$0.16
Loss from discontinued operations	$(0.03)	$(0.02)
Net income	$0.15	$0.14

Weighted average common
shares outstanding - basic	8,011	8,580

Weighted average common
shares outstanding - diluted	8,011	8,580